Exhibit 10.1

FERRELLGAS, INC.

7500 College Boulevard

Overland Park, KS 66213

December 29, 2020

VIA ELECTRONIC AND CERTIFIED MAIL

Jim Ferrell

[Personal contact information intentionally omitted]

RE:       Offer Letter and Signing Bonus

Dear Jim:

It is my pleasure to extend the following offer of employment to you on behalf of Ferrellgas, Inc. (the “Company”), subject to the terms and conditions outlined below:

Title: President and Chief Executive Officer

Reporting Relationship: The position will report to the Board of Directors

Location: The position will work out of the Company’s headquarter office at 7500 College Boulevard, Overland Park, KS 66213

Start Date: December 31, 2020

Base Annual Salary: $900,000 per year less applicable taxes and withholdings

Signing Bonus: A one-time payment of $2,000,000 subject to applicable taxes and withholdings. This payment is payable upon the signing of this Offer Letter, the Employment Agreement, and the Confidentiality and Restrictive Covenants Agreement

Incentive Plan: Upon accepting this offer and signing the Agreements outlined above, you will be eligible to participate in the Company’s Short Term Incentive Plan subject to the terms and conditions outlined in the Plan

Benefits: You will be eligible for medical, dental and vision benefits provided by the Company

Paid Time Off: You will receive twenty-five (25) days of paid time off capped at 200 hours per year.

Travel: If you travel on behalf of the Company, your travel expenses will be reimbursed.

This letter agreement contains all of the understandings and representations between the Company and you relating to your offer of employment. This letter agreement, for all purposes, shall be construed in accordance with the laws of the State of Kansas without regard to conflicts-of-law principles.

Very truly yours,
Ferrellgas, Inc.

By:	/s/ Jordan Burns
Name: Jordan Burns
Title: VP and General Counsel

Agreed to and accepted:

By:	/s/ James E. Ferrell
James E. Ferrell

Date:	December 30, 2020